UNITED STATES
                 SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

                            FORM 12b-25
                    NOTIFICATION OF LATE FILING
                                                    SEC FILE NUMBER
                                                         1-8356
                                                      CUSIP NUMBER
                                                        233347103
(Check One):
[]Form 10-K  []Form 20F  []Form 11-K  [X]Form 10-Q  []Form N-SAR

For Period Ended: September 30, 1994
                 -------------------------------------------------

       Read Instruction (on back page) Before Preparing Form.
                        Please Print or Type

Nothing in this form shall be construed to imply that the
Commission has verified any information contained herein.
- ------------------------------------------------------------------
If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
- ------------------------------------------------------------------

PART I - REGISTRATION INFORMATION

   DVL, Inc.
- ------------------------------------------------------------------
Full Name of Registrant

   Del-Val Financial Corporation
- -------------------------------------------------------------------
Former Name if Applicable

   24 River Road
- -------------------------------------------------------------------
Address of Principal Executive Office (Street and Number)

   Bogota, New Jersey 07603
- -------------------------------------------------------------------
City, State and Zip Code


PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed.(Check box if appropriate)
      (a) The reasons described in reasonable detail in Part III of
    |     this form could not be eliminated without unreasonable
    |     effort or expense;
    | (b) The subject annual report, semi-annual report, transition
    |     report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or
    |     portion thereof, will be filed on or before the fifteenth
[X] |     calendar day following the prescribed due date; or the
    |     subject quarterly report of transition report on Form
    |     10-Q, or portion thereof will be filed on or before
    |     the fifth calendar day following the prescribed due date;
    |     and
    | (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach Extra Sheets if Needed)

   Additional time is required to properly reflect potential discontinuance of new business.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

            Joel Zbar                 201            487-1300
    -------------------------   -------------   ------------------
             (Name)              (Area Code)    (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) been filed? If answer is no,
    identify report(s).                            [X] Yes  [ ] No
    ---------------------------------------------------------------
(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                   [ ] Yes  [X] No
   If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                             DVL, Inc.
- -------------------------------------------------------------------
            (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date  November 10, 1994              By  Joel Zbar
     ------------------------------     ---------------------------
                                         Joel Zbar, Treasurer and
                                         Chief Operating Officer

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                             ATTENTION
- -------------------------------------------------------------------
Intentional misstatements or omissions of fact constitute Federal
Criminal Violations (See 18 U.S.C. 1001)